UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A /A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INDEX OIL AND GAS INC.
(Exact name of registrant as specified in its charter)

Nevada	20-0815369

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 440, Houston, Texas	77024

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☑

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

  Explanatory Note

          This Amendment No. 1 to the Registration Statement on Form 8-A (“Registration Statement”), amends the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 11, 2005 to update the description of the Registrant’s capital stock.

Item 1. Description of Registrant’s Securities to be Registered.

          The description of the Registrant’s capital stock is hereby amended and restated as follows:

Common Stock

           Index Oil and Gas Inc.’s (the “Company”) authorized capital stock consists of Five Hundred Ten Million (510,000,000) shares of capital stock with Five Hundred Million (500,000,000) shares of common stock at a par value of $0.001 per share and Ten Million (10,000,000) shares of preferred stock at a par value of $0.001 per share. As of February 13, 2009, there were 71,577,056 shares issued and outstanding of the Company’s common stock.  There are no issued and outstanding shares of the Company’s preferred stock.

           Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. By statute, a vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

            Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Item 2. Exhibits

     The following exhibits are being filed as part of this registration statement and are incorporated by reference herein.

Exhibit Number	Description of Exhibit

3.1	Restated Articles of Incorporation of Index Oil and Gas Inc. (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed September 5, 2008)

3.2	Bylaws of Index Oil and Gas Inc., effective as of October 7, 2008 (incorporated by reference to Exhibit 3(ii) of Registrant’s Current Report on Form 8-K filed on October 9, 2008)

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 13, 2009

INDEX OIL AND GAS INC.
By:	/s/ Andrew Boetius
	Name:	Andrew Boetius
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Restated Articles of Incorporation of Index Oil and Gas Inc. (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed September 5, 2008)

3.2	Bylaws of Index Oil and Gas Inc., effective as of October 7, 2008 (incorporated by reference to Exhibit 3(ii) of Registrant’s Current Report on Form 8-K filed on October 9, 2008)